Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Agrees to Sell its Tools Group to Black & Decker Corp. for $775 million

GOLDEN VALLEY, Minn. – July 19, 2004 – Pentair, Inc. (NYSE: PNR) announced today that it has concluded its exploration of strategic alternatives for its wholly owned Tools Group, and that it has signed a definitive agreement to sell the Group to The Black & Decker Corporation (NYSE: BDK) of Towson, Maryland, for approximately $775 million. The transaction is expected to close in 2004, following the completion of customary regulatory clearance.

“In the 1990s, Pentair was largely defined by its top-performing tools businesses but, today, the water and enclosures businesses are the driving forces in our growth and expansion,” said Randall J. Hogan, Pentair chairman and chief executive officer. “The premier brands comprising our Tools Group continue to represent great value and have performed well against their competitors. However, the opportunities we see in the expansion of our Water and Enclosures Groups made the sale of the Tools Group a logical step to build greater value for Pentair shareholders. The Tools Group is a strong business that performed well for Pentair, and we believe it will continue to grow and prosper under the ownership of Black & Decker.”

Black & Decker is a global manufacturer and marketer of quality power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

Pentair’s Tools Group comprises the Porter-Cable, Delta, DeVilbiss Air Power, Oldham Saw, and FLEX brands, among others. The Group employs approximately 4,200 people at facilities in North America, Europe and Asia.

“Black & Decker is a recognized leader in the power tool industry and has proven its ability to grow and sustain strong brand names,” Hogan said. “We are very confident that we are placing our Tools Group in the hands of a team that can further build the tools businesses to benefit their customers, their suppliers, and their employees.”

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Pentair noted that the proceeds from the sale of the Tools Group will be used to pay down debt associated with Pentair’s acquisition of WICOR Industries, which recently was approved by the Federal Trade Commission and is expected to be complete at the end of July.

“Going forward, with Pentair’s full resources focused on the growth and expansion of the Water and Enclosures Groups, we will become a much stronger, more nimble company, Hogan said. “We also expect to be much better positioned to achieve with greater consistency the growth goals our shareholders expect.”

Pentair will report earnings for the second quarter of 2004 on Wednesday, July 21. A conference call scheduled for 11:00 a.m. CDT that day will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Technologies Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures group is a leader in the global enclosures market, serving industrial and electronic customers, and its Tools Group markets innovative products under established brand names to professionals and do-it-yourself users. Pentair’s 2003 revenues totaled $2.7 billion. The company employs 13,500 people in more than 50 locations around the world.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as the ability to complete the sale of the Tools Group on its expected timetable, the ability to obtain regulatory approvals of the sale of the Tools Group on anticipated terms and schedule, continued economic growth; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Contact

Pentair:	Mark Cain
Tel.:	(763) 656-5278
E-mail:	mark.cain@pentair.com